Exhibit 4.8

Execution Copy

ASSET PURCHASE AGREEMENT

BY AND AMONG

B.O.S BETTER ONLINE SOLUTIONS LTD.

as Buyer

AND

IMDECOL LTD.

as Seller

Dated March 19th, 2019

2

	4.22	Potential Conflicts of Interest	19
	4.23	Government Grant Programs	19
	4.24	Disclosure	20
5.	REPRESENTATIONS AND WARRANTIES OF BUYER		20
	5.1	Organization of Buyer; Authority	20
	5.2	Corporate Approval; Binding Effect	20
	5.3	Non-Contravention	20
	5.4	Available Funds	20
	5.5	Buyer’s Acknowledgment	20
	5.6	Broker	21
6.	REPRESENTATIONS AND UNDERTAKINGS REGARDING THE ORDINARY SHARES		21
	6.1	Information and Advice	21
	6.2	Availability of Exemptions	21
	6.3	Legends	21
	6.4	Restrictions on Transferability and Hedging	21
	6.5	Offshore Transaction	22
	6.6	Investment Purposes	22
	6.7	No Solicitation	22
	6.8	Broker-Dealer	22
	6.9	Disclosure	22
7.	COVENANTS OF SELLER PRIOR TO CLOSING		22
	7.1	Full Access	22
	7.2	Procedures for Requesting Consent
	7.3	Operation of Seller	23
	7.4	Employees	23
	7.5	No Default	26
	7.6	Consents of Third Parties	26
	7.7	Name	26
	7.8	Efforts to Satisfy Closing Conditions	27
	7.9	Financial Statements	27
8.	CONDITIONS PRECEDENT TO BUYER’S OBLIGATIONS		27
	8.1	Accuracy of Representations and Warranties	27
	8.2	Seller’s Performance	27
	8.3	No Proceedings	27
	8.4	No Conflict	27
	8.5	Proceedings and Documents Satisfactory	27
	8.6	Approvals	27
	8.7	Material Adverse Change	27
	8.8.	Employees	28
9.	CONDITIONS PRECEDENT TO SELLER’S OBLIGATION		28
	9.1	Accuracy of Representations and Warranties	28
	9.2	No Proceedings	28
10.	TERMINATION OF EMPLOYEES
	10.1	Seller Actions
	10.2	Buyer Undertaking
	10.3	Employment Terms
11	CERTAIN COVENANTS AND ARRANGEMENTS		28
	11.1	Confidentiality; Access to Information	29
	11.2	Non-Competition; Non-Solicitation	29

3

	11.3	Enforceability	29
	11.4	Transfer Taxes	29
12.	INDEMNIFICATION AND SET OFF RIGHTS		30
	12.1	Representations and Covenants Survive Closing	30
	12.2	Indemnity by Seller	30
	12.3	Indemnity by Buyer	30
	12.4	Claims	30
	12.5	Limitation of Liability	31
	12.6	Set Off; Sole Remedy	32
13.	TERMINATION		33
14.	GENERAL		33
	14.1	Expenses	33
	14.2	Notices	33
	14.3	Entire Agreement	34
	14.4	Governing Law	34
	14.5	Sections and Section Headings	34
	14.6	Assigns	34
	14.7	Severability	34
	14.8	Further Assurances	34
	14.9	Counterparts	34
	14.10	Publicity	35
	14.11	Taxes	35
	14.12	Interpretation	35
	14.13	Rules of Construction	35

4

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is dated as of March 19th, 2019, by and between B.O.S. Better Online Solutions Ltd., an Israeli company, C.N. 52-004256-5, Israel (the “Buyer”), and Imdecol Ltd., an Israeli company, C.N. 51-268769-0 (“Seller”, Buyer and Seller, each a “Party” and collectively the “Parties”).

WHEREAS, Seller is engaged in the business of manufacturing and integrating automatic systems for production lines (the “Business”); and

WHEREAS, Buyer desires to purchase all of Seller’s business (activity, assets, property and rights, tangible and intangible, subject to certain exceptions, as more fully detailed in Section 1 below, all on the terms and conditions, and for the consideration, set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, Buyer and Seller agree as follows:

1.	PURCHASE AND SALE

1.1. Acquired Assets. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Seller, free and clear of any Encumbrances, all of Seller’s right, title and interest in, to and under all of Seller’s property, assets and rights, real, personal or mixed, tangible and intangible, of every kind and description, wherever located, including the following, but excluding the Excluded Assets (all of which (not including the Excluded Assets) are referred to collectively herein as the “Acquired Assets”):

(a) (i) All Contracts listed on Schedule 4.14(2) that have not been amended prior to the Closing, (ii) each Contract to which Seller is a party entered into or amended after the date hereof pursuant to Section 7.2(m), and (ii) subject to Seller’s acceptance of each such Contract under Section 1.5 as an Assigned Contract (as defined below), each other Contract to which Seller is a party or by which it or any of its assets are bound, (each Contract described in clauses (i), (ii) and (iii) above, an “Assigned Contract”), all of which are in force and effect as of the Closing Date.

(b) All Tangible Property (excluding Inventory (as defined below), including those items listed on Schedule 4.11;

(c) all of the intangible rights and property of Seller, including Intellectual Property Rights, going concern value, goodwill, telephone, telecopy and e-mail addresses and listings, including those items listed on Schedule 4.16;

(d) all Governmental Authorizations and all pending applications therefor or renewals thereof, in each case to the extent transferable to Buyer, including those listed on Schedule 4.4(2);

5

(e) all data and records related to the operations of Seller, including, customer and supplier lists and records, referral sources, research and development reports and records, production reports and records, service and warranty records, equipment logs, operating guides and manuals, financial and accounting records, creative materials, advertising materials, promotional materials, studies, reports, correspondence and other similar documents and records and, subject to applicable Law, copies of all personnel records and other records;

(f) all claims of Seller against third parties relating to the Acquired Assets, whether choate or inchoate, known or unknown, contingent or non-contingent, including all such claims listed on Schedule 4.7; and

(g) all insurance benefits, including rights and proceeds, arising from or relating to the Acquired Assets or the Assumed Liabilities prior to the Closing Date, unless expended in accordance with this Agreement.

Notwithstanding the foregoing, the transfer of the Acquired Assets pursuant to this Agreement shall not include the assumption of any Liability related to the Acquired Assets unless Buyer expressly assumes that Liability pursuant to Section 1.3.

1.2. Excluded Assets. The following assets of Seller (collectively, the “Excluded Assets”) are not part of the sale and purchase contemplated hereunder, are excluded from the Acquired Assets and shall remain the property of Seller after the Closing:

(a) all Seller’s cash, cash equivalents and short-term investments;

(b) all Seller’s accounts receivable;

(c) all Inventory (as defined below);

(d) all rights of Seller relating to deposits and prepaid expenses, claims for refunds and rights to offset, except for such rights that arise in respect of any Acquired Asset;

(e) the shares of Seller held by Seller in treasury and all minute books and shareholder registers;

(f) the consideration received by Seller pursuant to this Agreement and the rights of Seller under this Agreement;

(g) copies of all personnel records and other records that Seller is required by applicable Law to retain.

1.3. Assumed Liabilities. Upon the terms and subject to the conditions set forth in this Agreement, but subject to Section 1.4, at the Closing, Buyer shall assume and agree to discharge only the following Liabilities of Seller, which for clarity, exclude, notwithstanding anything else in this Agreement to the contrary the Retained Liabilities specified in Sections 1.4(a) through Section 1.4(n) (such Liabilities, the “Assumed Liabilities”):

(a) any Liability arising under or relating to the Assigned Contracts (other than any Liability, that results from, or is related to, a breach of an Assigned Contract prior to the Closing, whether arising before or after the Closing, or that is an amount that was due and payable as of the Closing or in respect of a period prior to Closing); and

6

(b) all of Seller’s standard warranty obligations with respect to the warranties listed on Schedule 4.14(2)(a) which are in the form attached as Schedule 4.14(2)(b) (each, a “Warranty Obligation”).

1.4. Retained Liabilities. The Retained Liabilities shall remain the sole responsibility of and shall be retained, paid, performed and discharged solely by Seller. “Retained Liabilities” shall mean every Liability of Seller other than the Assumed Liabilities, including:

(a) any Liability arising under or relating to an Assigned Contract that results from, or is related to, a breach of an Assigned Contract prior to the Closing, whether arising before or after the Closing, or that is an amount that was due and payable as of the Closing or in respect of a period prior to Closing;

(b) any Liability arising under or relating to any Contract that is not an Assigned Contract;

(c) any Liability to any current, former or future employee or consultant of Seller arising due to, or related to, such employee or consultant’s engagement by Seller;

(d) all Liabilities for Indebtedness of Seller;

(e) any Liability arising out of or relating to products of Seller manufactured or sold by Seller;

(f) any Liability to any Shareholder or Related Person of Seller or any Shareholder;

(g) any Liability to indemnify, reimburse or advance amounts to any officer, director, employee, consultant or agent of Seller;

(h) any Liability arising out of any Proceeding pending as of the Closing or any Proceeding commenced after the Closing of any kind or nature and arising out of or relating to any occurrence, action, omission or event happening prior to the Closing;

(i) any Liability for taxes;

(j) any Liability arising out of or resulting from Seller’s compliance or noncompliance with any Law or order of any Governmental Body, including any Law or order of a Governmental Body relating to the environment;

(k) any Liability of Seller under this Agreement or any other document executed in connection with the transactions contemplated by this Agreement (the “Contemplated Transactions”);

(l) any Liability of Seller based upon Seller’s acts or omissions occurring after the Closing.

(m) any Transaction Expenses of Seller.

7

1.5. Contract Approval. If after the execution of this Agreement it is disclosed that (i) there are any Contracts to which Seller is a party or by which it or any of its assets are bound that are not listed on Schedule 4.14(2) or (ii) that Seller entered into or amended any Contract in violation of Section 7.2(m), Buyer shall have the right to notify Seller that Buyer (i) accepts such Contract as an Assigned Contract and such Contract shall be assigned to the Buyer or (ii) rejects such Contract as an Assigned Contract and such Contract shall not be assigned to Buyer and shall be deemed part of the Excluded Assets.

1.6. Wrong Pockets.

(a) From and after the Closing, if either Party receives any (i) funds intended for or otherwise the property of the other Party pursuant to the terms of this Agreement, the receiving Party shall promptly (A) notify and (B) forward such funds or property to, the other Party (and, for the avoidance of doubt, the Parties acknowledge and agree that there is no right of offset with respect to such funds or property, whether in connection with a dispute under this Agreement or otherwise).

(b) From and after the Closing, if either Party pays any amount to any third party in satisfaction of any Liability of the other Party pursuant to the terms of this Agreement, (i) the paying Party shall promptly notify the other Party of such payment and (ii) the other Party shall promptly reimburse the paying Party for the amount so paid by the paying Party to such third party (and, for the avoidance of doubt, the Parties acknowledge and agree that there is no right of offset with respect to such amount, whether in connection with a dispute under this Agreement

1.7. Purchase Orders. Notwithstanding any other provision of this Agreement to the contrary, with respect to the Assigned Contracts that are open purchase orders specified and identified as such on Schedule 1.7 it has been agreed as follows:

(a) Schedule 1.7(a) lists Assigned Contracts that are open customer purchase orders for goods or services, which have not been fully supplied to customers as of the Closing. Any deposit or advance payments received by Seller for such goods or services as set forth on Schedule 1.7(a) shall be deducted from Deferred Payment Amount or from any Make-Up Payment at Buyer’s election.

(b) Schedule 1.7(b) lists Assigned Contracts that are open supplier purchase orders for goods or services, which have not been fully supplied to Seller as of the Closing. Any deposit or advance payments paid by Seller for such goods or services as set forth on Schedule 1.7(b) shall be added to the Deferred Payment Amount or Make-Up Payment at Buyer’s election. Notwithstanding any other provision herein to the contrary, Buyer will not take assignment of any supplier purchase order that is not listed on Schedule 1.7(b)

It hereby agreed that in the event that there is a delay in suppling a certain purchase order for goods and/or services by Seller and the relevant customer shall have provided Seller with a confirmation letter in which the customer acknowledges a delayed delivery date and waives all claims regarding the delay, the customer’s purchase order shall be assigned in full to Buyer and shall be deemed part of the Acquired Assets (the “Waiver Letter”). Schedule 1.7(c) lists Waiver Letters that were received prior to Closing and which have been provided to Buyer. Any Waiver Letters received after the date hereof shall be provided to Buyer promptly.

1.8. Warranty Obligations. In return for the Buyer fulfilling the Warranty Obligations Seller shall pay Buyer, the cost of the materials paid to third parties and hours utilized by Buyer in fulfilling the Warranty Obligations plus fifteen percent (15%) as invoiced by Buyer on a monthly basis (each such invoiced payment, a “Warranty Obligations Payment”) within thirty (30) days of receipt of Buyer’s invoice.

8

1.9. Inventory. The Seller shall conduct an inventory count as of the Closing Date. Seven (7) days after the Closing Date Seller shall provide Buyer with a list of each item of Seller’s inventory (the “Inventory”) together with, for items that are not parts, the cost of the materials as paid to third parties and the cost of the work hours utilized for the such item and for items that are parts, the cost of the materials as paid to third parties, which, if accepted by Buyer shall be attached as Schedule 1.9. A good faith draft of Schedule 1.9 shall be provided to the Buyer no later than two business days before the Closing. The Inventory shall be held in Buyer’s possession, but shall be the property of the Seller. The Buyer may utilize items of Inventory, and upon such utilization, such items of Inventory shall become property of the Buyer in return for the payment set forth in this Agreement.

2.	PURCHASE PRICE

2.1. In consideration for the sale, assignment, transfer and delivery of all of the Acquired Assets, at the Closing referred to in Section 3 hereof, Buyer will pay to Seller the “Purchase Price” which shall be the Business Purchase Price (as defined below) plus the Inventory Purchase Price (as defined below).

2.2. The Business Purchase Price. The “Business Purchase Price” shall be the average Operating Profit (as defined below) for the following twelve (12) calendar month periods: (i) the 2017 calendar year; (ii) the 2018 calendar year; (iii) the 2019 calendar year; and (iv) the twelve (12) calendar month period ending on June 30, 2020, multiplied by four (4).

2.3. Operating Profit Calculation. The “Operating Profit” (i) for the 2017 calendar year shall be as set forth on Seller’s audited financial statements for 2017, prepared in accordance with Israeli GAAP, (ii) for the 2018 calendar year shall be as set forth on Seller’s audited financial statements for 2018, prepared in accordance with Israeli GAAP, (iii) for the 2019 calendar year shall be as set forth on a pro forma income statement for the Business for 2019, prepared in accordance with Israeli GAAP by Buyer, and (iv) for the twelve (12) calendar month period ending on June 30, 2020 shall be as set forth on a pro forma income statement for the Business for such period, prepared in accordance with Israeli GAAP by Buyer, in each case of clauses (i)-(iv) above, as adjusted under the Adjustment Rules

2.4. Adjustment Rules. Calculation of the annual operating profit for each of the twelve (12) calendar month periods set forth in Section 2.2 shall be adjusted in accordance with the following rules (the “Adjustment Rules”) to exclude:

(a) Transaction Expenses of Seller or Buyer (other than such expenses of Seller paid by Buyer);

(b) Expenses of Seller or Buyer related to preparing financial reports in accordance with US GAAP (other than such expenses of Seller paid by Buyer); and

(c) Any increase in expenses (e.g. administrative, operational, accounting or management expenses) as a result of the Acquired Assets being operated by Buyer, as compared to the cost-structure of Seller pre-Closing. For the avoidance of doubt, expenses of the type that existed pre-Closing such as insurance, bookkeeping, secretarial services, office rent and maintenance, payroll process, external auditor, legal and similar expenses at a similar level to that which existed pre-Closing shall be included in the calculation of Operating Expenses even if paid for by Buyer as allocated by Buyer to the Business.

9

2.5. Inventory Purchase Price. The aggregate purchase prices of each item of Inventory actually utilized by Seller as set forth for such item on Schedule 1.9 shall be:

(i) for each item of Inventory that is not a part, the book value of such item of Inventory as set forth for such item on Schedule 1.9; and

(ii) for each item of Inventory that is a part and is over one year old , the lower of: (a) the market value of such item of Inventory on the date it is utilized and (b) the book value of such item of Inventory as set forth on Schedule 1.9. The aggregate purchase prices of the items of Inventory that are utilized by Buyer shall be referred to as the “Inventory Purchase Price”.

2.6. Payment Schedule.

(a) Business Purchase Price Payment Schedule.

(i) On the Closing Date, Buyer shall pay Seller NIS 5,500,000 less any amounts outstanding under the Loan Agreement (the “Loan Agreement”) by and between Seller and Buyer dated as of the date hereof and attached as Schedule 2.6(a)(i) (the “Closing Business Purchase Price Payment”) as set forth in Section 3.2(c).

(ii) The “Deferred Payment Amount” shall mean NIS 1,500,000 as adjusted pursuant to this Agreement. On or before August 31, 2020, Buyer shall pay the Deferred Payment Amount, by way of issuance of Buyer’s ordinary shares, nominal value NIS 80 each (such ordinary shares issued, the “Consideration Shares”). The value of the Consideration Shares shall be determined in accordance with the volume weighted average closing price on the Nasdaq Capital Market during the 30-day period ending two (2) business days prior to issuance.

(iii) The Consideration Shares are restricted shares and therefore may not be sold, transferred, assigned, offered for sale, pledged, hypothecated or otherwise disposed of until the lapse of two years from their issuance date but not before June 30, 2022 (such period, the “Lock-up Period”) and Seller agrees to abide by such restrictions. Upon issuance, the Consideration Shares shall be pledged by the Seller by way of a first degree fixed pledge in favor of Buyer and shall secure all of Seller’s obligations to Buyer related to, arising out of and/or connected with this Agreement. When applicable, Seller shall cooperate with Buyer in the sale of the Consideration Shares for proceeds that shall be used to satisfy Seller’s indemnification liability to Buyer hereunder. If the pledge is not foreclosed upon prior to such date, the pledge shall be released at the end of the Lock-up Period. Thereafter, subject to applicable Law, the Consideration Shares may be sold in compliance with Rule 144 or pursuant to another applicable exemption under the U.S. Securities Act of 1933, as amended (the “Securities Act”). Thereafter, the Consideration Shares will be available for sale on the Nasdaq Stock Exchange subject to applicable Law and the Company’s then trading windows policy. At any time following expiration of the Lock-up Period, Seller may provide Buyer with a written request to file a registration statement in respect of the Consideration Shares, which cannot be resold by Seller or the Shareholders without limitation pursuant to Rule 144, if any. Subject to standard exclusions, Buyer shall file with the Securities and Exchange Commission a registration statement in respect of such Consideration Shares within 120 days after receiving Seller’s written request. All expenses in connection with the filing of the registration statement shall be borne by Buyer. The Consideration Shares shall be voted by way of a proxy granted by the Seller (or if transferred to the Shareholders, the Shareholders) which shall grant the Board of Directors of the Buyer the right to vote the Consideration Shares. Upon the issuance of the Consideration Shares, the Buyer shall provide the Seller with a cash amount sufficient to pay all withholding obligations of the Seller with respect to such issuance.

10

(iv) In the event that the Business Purchase Price shall be finally determined and is in excess of NIS 7,000,000, then on or before August 31, 2020, Buyer shall pay Seller such excess (the “Make-Up Payment”) in cash, within 30 business days against a valid VAT invoice in accordance with applicable Law. In the event the Business Purchase Price is finally determined and is lower that NIS 7,000,000 (such difference, the “Overpayment”), then Seller shall repay Buyer, within 30 business days following Buyer’s first demand, the Overpayment in cash. The Major Shareholder of Seller by his signature on this Agreement have personally guaranteed the repayment by Seller of any Overpayment amount.

(b) Inventory Purchase Price Payment Schedule. On the Closing Date Buyer shall pay Seller a down payment in cash on account of Inventory Purchase Price in an amount corresponding to the cost value of outstanding purchase orders presented by Seller to Buyer, and approved by Buyer at least two (2) days prior to the Closing Date, and no more than NIS 1,500,000 (the “Closing Inventory Purchase Price Payment”). The balance of the Inventory Purchase Price shall be paid by Buyer on an ongoing basis (after consumption of Inventory with an aggregate price of greater than NIS 1,500,000), in accordance with Buyer’s actual consumption of the Inventory against valid VAT invoices in accordance with applicable Law.

2.7. Withholding. Buyer shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom under any provision of any applicable Law, unless Seller provides to Buyer a valid and applicable certificate or ruling issued by the Israel Tax Authority (“ITA”) which is sufficient to enable the Purchaser to conclude that no withholding (or reduced withholding) of tax is required with respect to such payment. To the extent amounts are so deducted or withheld with respect to any payments to be made hereunder, Buyer shall provide to Seller documentation evidencing that such amounts have been transferred to the applicable tax authority, and thereafter such amounts shall be treated for all purposes under this Agreement as having been paid to the party entitled to receive such payment.

2.8. VAT. Each payment of a portion of the Purchase hereunder shall be paid plus the applicable value-added tax (“VAT”).

3.	CLOSING

3.1. Closing Date. The Closing shall take place no later than the second (2nd) Business Day after all the closing conditions set forth in Section 9 and Section 10 have been duly satisfied (or, to the extent permitted, waived by the Party entitled to waive such condition), or at such other time as the Parties may mutually agree upon in writing. The Closing shall take place remotely by the exchange of duly executed signature pages delivered by each party via facsimile or electronic mail. The date on which the Closing occurs shall be referred to herein as the “Closing Date”. The parties shall use commercially reasonable efforts to close by or before June 1, 2019.

11

3.2. Closing. At the Closing, the following transactions shall occur and documents shall be delivered (the “Closing”), which transactions and deliveries shall be deemed to take place simultaneously and no transaction shall be deemed to have been completed or any document delivered until all such transactions have been completed and all required documents delivered:

(a) Seller shall deliver, or procure the delivery, to Buyer of the following documents (unless any such delivery is waived by Buyer in a writing executed by Buyer):

(i) A certificate, duly executed by the Chairman of the Board of Seller, dated as of the date of the Closing, confirming that the representations and warranties made in Section 5 were true and correct in all respects when made and are true and correct in all material respects on the Closing Date as though made on the Closing Date (except those representations and warranties which are made as of a specified date, which shall be true and correct in all respect as of such date), and that Seller has performed in all material respects all obligations required under this Agreement to be performed by it on or before the Closing in the form attached as Schedule 3.2(a)(i);

(ii) (1) an Assignment and Assumption of Lease in the form of Schedule 3.2(a)(ii)(1) effecting the assignment of the Lease Agreement to Buyer [and amending the Lease Agreement to ensure that its remaining term is no more than two (2) years from the Closing Date] (the “Assumption of Lease”) executed by Seller and the lessor; (2) assignments of all Intellectual Property Rights and separate assignments of all registered Patents, Trademarks and Copyrights in the form of Schedule 3.2(a)(ii)(2) (“Intellectual Property Assignment Agreement”) executed by Seller; and (3) such other certificates of title or other instruments of assignment and transfer with respect to the Acquired Assets as Buyer may reasonably request and as may be necessary to vest in Buyer good and marketable title to all and ownership of all of the Acquired Assets executed by Seller to the extent applicable;

(iii) Each third-party consent and assignment listed on Schedule 4.9(a), executed by all parties thereto other than Buyer and each Governmental Authorization set forth on Schedule 4.4(1) in form and substance satisfactory to Buyer and Buyer’s counsel;

(iv) An original form signed by the an officer of Seller to the Registrar of Companies informing the registrar that Seller has changed its name to a different name which does not include the word “Imdecol” in a form to be agreed by the Parties;

(v) A confirmation from the ITA specifying the withholding tax rate, or the exemption from same, applicable to Seller with respect to the Purchase Price to be paid by Buyer under this Agreement, a copy of which attached as Schedule 3.2(a)(v); and

Employment agreements with Buyer in the forms attached as Schedule 3.2(a)(vi) signed by the employees listed on Schedule 8.8 and Employee Certificates and Employee Documentation for the Hired Employees.

(vi) a payoff letter issued by each of Bank Leumi L’Yisrael B.M. and Bank Mizrahi Tephahot B.M., in forms reasonably satisfactory to the Buyer, issued not earlier than five (5) Business Days prior to the Closing Date, each of which (i) sets forth the amounts required to repay in full all Indebtedness owed to the applicable issuer on the Closing Date (which shall be less than the Closing Payment), (ii) sets forth the wire transfer instructions for the repayment of such Indebtedness to the applicable issuer, and (iii) provides for a release of all Encumbrances granted by Seller to such holders or otherwise arising with respect to such Indebtedness, effective upon repayment of such Indebtedness and the termination of all loan and collateral documentation evidencing such Indebtedness (each, a “Payoff Letter”).

12

(b) Buyer shall deliver, or procure the delivery, to Seller of the following documents (unless any such delivery is waived by Seller in a writing executed by Seller):

(i) The Non-Competition Agreement executed by Buyer, the Assumption of Lease executed by Buyer, [the Intellectual Property Assignment Agreement executed by Buyer] and such other certificates of title or other instruments of assignment and transfer with respect to the Acquired Assets as reasonably requested by Buyer and as may be necessary to vest in Buyer good and marketable title to all and ownership on all of the Acquired Assets executed by Buyer to the extent applicable.

(c) Closing Payment.

(i) Buyer shall pay the Closing Business Purchase Price Payment and Closing Inventory Purchase Price Payment (collectively, the “Closing Payment”) less the Indebtedness owed to Bank Leumi L’Yisrael B.M. and Bank Mizrahi Tephahot B.M. as set forth in the Payoff Letters to Seller in immediately available funds via wire transfer to a bank account agreed to by Buyer and Seller in writing whose signatory rights shall require the signatures of (1) Eyal Cohen, Co-CEO and CFO of the Buyer and (2) (a) Ben Zion Katz, the Chairman of the Board of the Seller or (b) Ayelet Aya Hayak, CEO of the Seller, for withdrawals, transfers or other removals of funds from such bank account and whose signatory rights may only be changed with the written consent of the Buyer and the Seller (the “Closing Payment Bank Account”). The Closing Payment is to be used to pay liabilities of the Seller to banks, suppliers, employees, and the Innovation Authority (as defined below), and once such liabilities have been paid in full the Buyer shall consent to the removal of Eyal Cohen, Co-CEO and CFO of the Buyer as a signature from the Closing Payment Bank Account.

(ii) Buyer shall pay, on behalf of Seller, the Indebtedness owed by Seller to Bank Leumi L’Yisrael B.M. and Bank Mizrahi Tephahot B.M. as set forth in the applicable Payoff Letter issued by them directly to them in accordance with the instructions set forth in each Payoff Letter and such payment shall be deemed payment to the Seller by Buyer.

4.	REPRESENTATIONS AND WARRANTIES OF SELLER

Acknowledging that Buyer is relying on the representations and warranties set forth in this Section 4, except as set forth in the Schedule 4 (the “Seller Disclosure Schedule”) Seller hereby represents and warrants to Buyer as of the date of this Agreement and as of the Closing Date as follows:

4.1. Organization of Seller; Authority. Seller is a corporation duly organized and validly existing under the laws of Israel, and has all requisite power and authority to own and hold the Acquired Assets, to carry on the Business, and to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to carry out all actions required of it pursuant to the terms of the Transaction Documents.

13

4.2. Corporate Approval; Binding Effect. With respect to this Agreement, Seller has obtained, and with respect to the other Transaction Documents to which it will be a party, Seller will obtain prior to Closing, all necessary authorizations and approvals from its Board of Directors for the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Seller, and at Closing each of the Transaction Documents to which Seller will be a party will be duly executed and delivered by Seller and this Agreement constitutes, and at the Closing the other Transaction Agreements to which Seller will be a party will constitute, the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with each such Transaction Agreement’s terms, except as enforceability thereof may be limited by any applicable bankruptcy, reorganization, insolvency or other laws affecting creditors’ rights generally or by general principles of equity. A true and correct copy of a unanimous written resolution of Seller’s Board of Directors, approving this Agreement and the transactions contemplated hereby in the form attached as Schedule 4.2;

4.3. Non-Contravention. The execution and delivery by Seller of the Transaction Documents to which it is a party and the consummation by Seller of the transactions contemplated hereby and thereby will not (a) violate or conflict with any provision of its Memorandum and Articles of Association, as amended to date; or (b) constitute a violation of, or be in conflict with, or constitute or cause a default under, or result in the creation or imposition of, any Encumbrance upon any of the Acquired Assets pursuant to (i) any agreement or instrument to which Seller is a party or by which Seller or any of its properties (including any of the Acquired Assets) is bound or to which Seller or any of such properties (including any of the Acquired Assets) is subject, or (ii) any statute, Law, judgment, decree, order, regulation, ruling or rule of any court or Governmental Body.

4.4. Governmental Authorizations. Except as set forth on Schedule 4.4(1), no Governmental Authorization or consent, approval or authorization of, or registration, qualification or filing with, any Governmental Body is required for the execution and delivery by Seller of the Transaction Documents to which it is a party or for the consummation of the transactions contemplated thereby. Seller has and maintains, the Governmental Authorizations listed on Schedule 4.4(2) hereto which include all material licenses, permits and other material authorizations from each Governmental Body which is necessary for the conduct of the Business and the ownership or use of the Acquired Assets.

4.5. Financial Statements. Seller (a) has delivered audited financial statements for the fiscal year 2017 and fiscal year 2018, in both cases, prepared in accordance with Israeli GAAP (b) will deliver in accordance with this Agreement its audited financial statements for the fiscal year 2017 and fiscal year 2018, in both cases, prepared in accordance with US GAAP and (c) will deliver in accordance with this Agreement it unaudited interim financial reports for the first quarters of 2019, and 2018 prepared in accordance with US GAAP (the “Financial Statements”) to Buyer, and they are attached as Schedule 4.5 hereto. The Financial Statements stated to have been prepared in conformity with the Israeli generally accepted accounting principles have been so prepared and the Financial Statements stated to have been prepared in conformity with the U.S. generally accepted accounting principles have been so prepared, and such principles have been applied on a consistent basis throughout the periods indicated therein. The Financial Statements are consistent in all material respects with the books and records of Seller and fairly present the financial position of Seller as of the dates thereof and the results of operations and cash flows of Seller for the periods shown therein, all as required under the principles under which they were prepared, subject, in the case of the unaudited financial statements only, to normal and recurring year-end adjustments. No information has come to the attention of the Seller since the respective dates of the Financial Statements that would indicate that the Financial Statements are not true and correct in all material respects as of the dates thereof. The business plan for the calendar years 2019 and 2020 attached as Schedule 4.5(2) has been prepared in good faith and approved by the Board of Directors of Seller.

14

4.6. Absence of Certain Changes. Except as set forth on Schedule 4.6, since December 31, 2018, Seller has carried on their business only in the ordinary course, and there has not been (a) any adverse change in the assets, liabilities, sales, income or business of Seller or in its relationships with suppliers, customers or lessors, other than changes which were both in the ordinary course of business and have not been, either in any case or in the aggregate, adverse; (b) any acquisition or disposition by Seller of any asset or property other than sales of inventory in the ordinary course of business; (c) any damage, destruction or loss, whether or not covered by insurance, adversely affecting, either in any case or in the aggregate, the Business or any of the Acquired Assets; (d) any Encumbrance imposed on any of the Acquired Assets; (e) any write-off of any right related to, or, in connection with the Business (f) any entry by Seller into any material transaction in connection with the Business, (g) any discharge or satisfaction of any Encumbrance related to or in connection with the Business or the Acquired Assets, except in the ordinary course of business.

4.7. Litigation. No Proceeding is pending or threatened in writing, relating to, connected with, or affecting any of the Acquired Assets, the Business, or Seller or which challenges the validity of the Transaction Documents or challenges any of the transactions contemplated hereby or thereby, nor, to the best knowledge of Seller, is there any basis for any such Proceeding. Seller has claims against third parties described on Schedule 4.7. For the avoidance of any doubt, Schedule 4.7.1 lists the claims brought against the Seller (the “Existing Claims”)and shall not be deemed as part of the Acquired Assets.

4.8. Compliance with Law. Seller has complied with, and is in compliance with all Laws, statutes and governmental regulations applicable to Seller, the Business and the Acquired Assets and all judicial or administrative tribunal orders, judgments, writs, injunctions, decrees or similar requirements applicable to Seller, the Business and the Acquired Assets (including any labor, environmental, occupational health, zoning or other law, regulation or ordinance) and Seller has not received any notice that any party or Governmental Body claims Seller is not in compliance with any of the above. Seller has not committed, been charged with, or, to its knowledge, been under investigation with respect to, nor does there exist, any violation of any provision of any applicable Law or administrative regulation in respect of Seller, the Business or any of the Acquired Assets.

4.9. Title to Acquired Assets. Seller is the lawful sole owner of and possesses all other rights in, and has good and valid record and marketable title to, all of the Acquired Assets. Seller has the full right to sell, convey, transfer, assign and deliver the Acquired Assets, without the need to obtain the consent or approval of any other party, other than the consents and approvals listed on Schedule 4.9(a). Except for Encumbrances described on Schedule 4.9(b) hereto which secure Indebtedness, and which shall be released at or prior to the Closing, all of the Acquired Assets (provided however that with respect to Assigned Contracts – only Seller’s rights pursuant to such contracts) are free and clear of any Encumbrances. All of the Tangible Property and Inventory are in good condition and repair (reasonable wear and tear excepted) and are adequate and sufficient to carry on the Business as presently conducted. At Closing, Seller will convey the Acquired Assets to Buyer and Buyer will have, good and valid record and marketable title to all of the Acquired Assets (provided however that with respect to Assigned Contracts – only Seller’s rights pursuant to such contracts), free and clear of all Encumbrances.

15

4.10. Real Property; Safety, Zoning and Environmental Matters.

(a) Seller owns no real property. Seller leases its premises at 11th Amal Street, Rosh Ha’ayin, Israel 4809239 (the “Real Property”) from De-Groot - Laboratory Equipment Ltd. (company No. 51-056752-2) respectively (the “Lessor”) pursuant to a lease agreement dated February 22, 2016 a true and correct copy of which has been provided to Buyer (the “Lease Agreement”). The Lease Agreements constitute the full and entire agreements relating to Seller’s lease of the Real Property. Seller has complied with all of its obligations, covenants and undertakings set forth in the Lease Agreement, and the Lessor has complied with all of its obligations, covenants and undertakings set forth in the Lease Agreement. Seller has not received any notice that either the whole or any portion of the Real Property is to be condemned, requisitioned or otherwise taken by public authority. Buyer shall be entitled to use the Real Property until the termination of each of the Lease Agreements, all subject to the terms and conditions of such Agreements, and further subject to the receipt of the consents set forth on Schedule 3.2(a)(iv).

(b) Except as set forth on Schedule 4.10 Seller is not in violation, or alleged violation of, and has no Liability under, any judgment, decree, order, Law, license, rule, regulation or ordinance pertaining to health, safety or the environment (a “Health and Environmental Law”) whether or not or relating to, or in connection with, any of the Acquired Assets.

4.11. Tangible Property. Schedule 4.11 hereto sets forth a complete and accurate list of all of the Tangible Property excluding items having a book or market value individually of less than $250, and includes all equipment and property owned by Seller used in the Business, with the exception of such excluded items.

4.12. Inventory. The Inventory is fairly reflected on the books of account of Seller, stating items of Inventory at the lower of cost or market value in accordance with GAAP, consistently applied, with adequate allowance for excessive or obsolete inventories. All items included in the Inventory consist of a quality and quantity usable and, with respect to finished goods, saleable, in the ordinary course of business of Seller. Seller is not in possession of any inventory not owned by Seller, including goods already sold. The quantities of each item of Inventories (whether raw materials, work-in-process or finished goods) are not excessive but are reasonable in the present circumstances of Seller. Each item of Inventory is listed, along with its book value, on Schedule 1.9.

4.13. RESERVED

16

4.14. Contracts. Schedule 4.14(1) sets forth a complete and accurate list of all Contracts to which Seller is a party or by which it or any of its assets are bound and which are intended to be assigned to Buyer at the Closing, including: (i) the Lease Agreement, (ii) all of the Seller’s agreements with sales agents, (iii) all of Seller’s agreements with suppliers; (vi) Contracts and other agreements for the provision of services by Seller; (vii) bonds or other security agreements provided by any party to Seller; (viii) Contracts and other agreements for the sale of any assets other than in the ordinary course of business or granting to any person of any preferential rights to purchase any asset; (ix) joint venture agreements; or (xi) any other Contract or other agreement whether or not made in the ordinary course of business. Seller has delivered to Buyer true, correct and complete copies of all Contracts listed, or required to be listed, on Schedule 4.14(1). The Seller has not provided any guarantees to any party. Unless specifically stated otherwise on Schedule 4.14(1), each of the Contracts listed, or required to be listed, on Schedule 4.14(1) or any of the other Schedules hereto (a “Schedule Contract”) is in full force and effect, and to Seller’s knowledge no party to any such Schedule Contract has raised a claim that such Schedule Contract is not in full force and effect, no party to any such Schedule Contract indicated to Seller a desire or a right to terminate such Schedule Contract. Seller is not in breach of any of the provisions of any such Schedule Contract, nor, to the knowledge of Seller, is any other party to any such Schedule Contract in breach under such Schedule Contract, nor to Seller’s knowledge does any event or condition exist which with notice or the passage of time or both would constitute a default under such Schedule Contract. Seller has in all respects performed all obligations required to be performed by it to date under each such Schedule Contract. Subject to obtaining any necessary consents by the other party or parties to any such Schedule Contract (the requirement of any such consent being reflected on Schedule 4.14(1)), no Schedule Contract includes any provision the effect of which may be to change or make exercisable any rights or obligations of any party thereto due to the assignment of such Schedule Contract to Buyer or will in any other way be affected by, or terminate or lapse by reason of, the Contemplated Transaction. Schedule 4.14(2)(a) lists all of Seller’s warranties which are all in the form attached as Schedule 4.14(2)(b). The Seller has no agreement to provide services for products sold by Seller except for the warranties set forth on Schedule 4.14(2)(a) and no such warranties have a term requiring them to remain in effect for more than one (1) year after they were entered into.

4.15. Employment Matters.

(a) Schedule 4.15 hereto sets forth a full and accurate description, as of the date hereof, of the names, positions, dates of commencement of employment, monthly salaries, whether the such employee is subject to Section 14 arrangement under the Severance Pay Law, 5723 – 1963, advance notice periods, and other terms and conditions of employment, of all employees of Seller, as well as terms of engagement of independent contractors that supply services to Seller. Except for the persons designated as employees Schedule 4.15 hereto, there is no other person or entity that provides services to the Seller and may be deemed an employee of Seller.

(b) Seller has complied in all material respects with the terms and conditions of the employment agreements of each of its employees and all applicable Laws that apply to such employment. Seller has withheld all amounts required under applicable Law to withhold from its employees’ salaries and has paid such amounts, together with all such additional amount that Seller is obligated to pay and transfer with respect to its employees, to the applicable Governmental Bodies under applicable Law. With respect to the employees listed on Schedule 4.15 hereto, individually and in the aggregate, no event has occurred and no condition or set of circumstances exists in connection with which Seller could be subject to any liability that could have an adverse effect on the Business or Acquired Assets.

(c) There is no labor strike, slowdown or stoppage pending (or any labor strike or stoppage threatened or contemplated) against or affecting Seller, and there have been no disputes between Seller and any number or category of employees listed on Schedule 4.15 hereto and there are no present circumstances to which Seller is aware which are reasonably likely to give rise to any such dispute.

17

4.16. Intellectual Property.

(a) Schedule 4.16 hereto sets forth a complete and accurate list of all of Seller’s Intellectual Property Rights (“Seller IP”) noting which items of Seller’s IP are owned or licensed. Seller owns or has the sole, exclusive, unlimited and perpetual right to use for all purposes all Seller IP, and the consummation of the transactions contemplated hereby will not alter or impair any such right. Seller has not infringed any Intellectual Property Rights of any third party and no claim has been made that Seller has infringed any Intellectual Property Rights of any third party. No claims have been asserted, and no claims are pending, by any Person regarding the use of any Seller IP or challenging or questioning the validity or effectiveness of Seller IP or any part thereof, and there is no basis for such claim. The use of Seller IP by Seller and, after the Closing by Buyer, does not, and will not, infringe on the rights of any person or third party. Seller IP is sufficient to conduct the Business as presently conducted. With respect to each item of Seller IP that Seller uses pursuant to a license, sublicense, franchise, agreement, or permission: (i) the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect; (ii) the license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing and to assignment to Buyer pursuant to the provisions of this Agreement; (iii) to Seller’s knowledge, no party to the license, sublicense, agreement, or permission is in breach or default thereunder, and no event has occurred which with notice or lapse of time would constitute a breach or default thereunder or permit termination, modification, or acceleration thereunder; (iv) no party to the license, sublicense, agreement, or permission has repudiated any provision thereof; (v) the underlying item of Seller IP is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge affecting Seller; and (vi) no action, suit, Proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, is threatened which challenges the legality, validity, or enforceability of the underlying item of Seller IP Seller did not grant any sublicense or similar right with respect to any such license, sublicense, agreement, or permission. Seller has not granted any license to the Seller IP other than end user licenses in the ordinary course of business. None of the Seller IP is subject to any obligation to pay royalties or to compensate any person for the use of any such Seller IP No software owned or used by Seller or included in the Seller IP contains or is derived from open source, shareware, freeware, “copyleft” or similar software. All rights to any Intellectual Property Rights created by any current or former employee or independent contractor of the Seller relating to the business of Seller during the term of its engagement by Seller are owned by the Seller and no employee has any rights or claims in, to or under such Intellectual Property Rights, including claims to royalties.

4.17. Suppliers and Customers. Schedule 4.17(1) hereto sets forth the ten top suppliers, by NIS volume, of the business activity during the last twelve (12) months and the customers of the Seller whose purchases exceeded 5.0% (five percent) of the aggregate net sales of the Business during the last twelve (12) months. During the last twelve (12) months no supplier or customer has cancelled or otherwise terminated, or threatened to cancel, decrease or otherwise to terminate, its relationship with Seller.

4.18. Sufficiency of Assets. The Acquired Assets are adequate and sufficient to conduct the Business as currently conducted by Seller. The Acquired Assets, constitute, collectively, in all material respects, all of the assets and rights used by Seller in the conduct of the Business, as well as all of the rights and assets needed in order to conduct the Business in the manner conducted to date.

4.19. No Undisclosed Liabilities. Except to the extent incurred in the ordinary course of business, or disclosed in the Financial Statements, Seller has no material Liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise (including as guarantor or otherwise with respect to obligations of others).

18

4.20. Taxes. Seller has duly filed with the appropriate Governmental Bodies all of the income, sales, use, employment and other tax returns and reports required to be filed by them. No waiver of any statute of limitations relating to taxes has been executed or given by Seller. All taxes, assessments, fees and other governmental charges due and payable by Seller have been paid, other than those currently payable without penalty or interest. Seller has withheld and paid all taxes required to be withheld or paid by Seller. Neither the ITA nor any other taxing authority is now asserting or threatening to assert against Seller any deficiency or claim for additional taxes or interest thereon or penalties in relation thereto, or in connection therewith, or any adjustment.

There is no income of Seller that will be required under applicable tax laws to be reported by Buyer for a tax period beginning after the Closing Date which taxable income was realized (and reflects economic income) arising prior to the Closing Date. There are no Encumbrances for taxes on the Acquired Assets due to tax payments relating to the period until the Closing. Seller has not undertaken since December 31, 2018 any transaction that has required or would require special reporting in accordance with the Israeli Income Tax Regulations (Tax Planning Requiring Reporting), 2006, regarding reportable tax planning.

4.21. Broker. Seller has not retained, utilized or been represented by any broker, agent, finder or intermediary in relation to, or connection with, this Agreement or the negotiation or consummation of the Contemplated Transaction other than Shmuel Mansberg and Seller shall pay Shmuel Mansberg’s fees due from Seller at Seller’s sole responsibility and expense.

4.22. Potential Conflicts of Interest. To Seller’s knowledge, no officer, director or shareholder of Seller or Related Person of Seller or any Shareholder (a) engage, anywhere in the world, in any business organization that is engaged in activities which are directly competitive with the Business or is an officer, director, employee or consultant of any Person which is a competitor, lessor, lessee, customer or supplier of Seller; (b) owns, directly or indirectly, in whole or in part, any tangible or intangible property which Seller is using; (c) has any cause of action or other claim whatsoever against, or owes any amount to, Seller; and any financial interest in any Contract or transaction with Seller.

4.23. Government Grants. Schedule 4.23(a) identifies each Governmental Grant that has been provided to the Seller, and the Seller’s obligations pursuant thereto, if any. As of the date hereof, the Seller does not have, and the Acquired Assets do not include, any Intellectual Property Rights or “knowledge” (yeda, ידע) (as such term is used in the Encouragement of Technological Research, Development and Innovation in the Industry Law, 5744-1984 (the “Innovation Law”)) that was created in connection with any Government Grant or is included in any program administered by the National Authority for Technological Innovation (previously the Office of the Chief Scientist) (the “Innovation Authority”). As of the date hereof, the Seller has no obligations to the National Authority for Technological Innovation (the “Innovation Authority”), any other Government Body or any Person under any applicable Law (including the Innovation Law) or otherwise for or in connection with any Government Grant, including, without limitation, in respect of the use or right to transfer of any of the Acquired Assets.

19

4.24. Disclosure. Neither this Agreement nor any exhibit, schedule, written statement, certificate or other document delivered or to be delivered to Buyer pursuant to this Agreement or in connection with the consummation of the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, not misleading, or necessary in order to provide Buyer with proper and complete information with respect to the Seller, the Business and the Acquired Assets. Seller has provided Buyer with all material information requested by Buyer and true and complete answers to those questions and inquiries posed by Buyer in the material provided at https://www.dropbox.com/home/DDBOS%20IMDECOL as of the date of this Agreement (the “VDR”). To the best of the Seller’s knowledge, there is no fact, condition or circumstance that is material to the assets, liabilities, business, prospects, condition or results of operations of Seller, the Business or the Acquired Assets that has not been previously disclosed to the Buyer in writing.

5.	REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as of the date of this Agreement as of the Closing Date as follows:

5.1. Organization of Buyer; Authority. Buyer is a corporation duly incorporated and validly existing under the laws of the State of Israel. Buyer has all requisite power and authority to execute and deliver the Transaction Documents to which it is a party and to carry out all of the actions required of it pursuant to the terms of such Transaction Documents.

5.2. Corporate Approval; Binding Effect. With respect to this Agreement, Buyer has obtained, and with respect to the other Transaction Documents to which it will be a party, Buyer will obtain prior to Closing, all necessary authorizations and approvals from its Board of Directors for the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Buyer, and at Closing each of the Transaction Documents to which Buyer will be a party will be duly executed and delivered by Buyer, and this Agreement constitutes, and at the Closing the other Transaction Agreements to which Buyer will be a party will constitute, the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with each such Transaction Agreement’s terms, except as enforceability thereof may be limited by any applicable bankruptcy, reorganization, insolvency or other laws affecting creditors’ rights generally or by general principles of equity.

5.3. Non-Contravention. The execution and delivery by Buyer of the Transaction Documents to which it is a party and the consummation by Buyer of the transactions contemplated hereby and thereby will not (a) violate or conflict with any provisions of the Memorandum and Articles of Association of Buyer, each as amended to date; or to Buyer’s knowledge (b) constitute a material violation of, or be in conflict with, constitute or cause a default under, or result in the creation or imposition of any lien upon any property of Buyer pursuant to (i) any material agreement or instrument to which Buyer is a party or by which Buyer or any of its properties is bound or to which Buyer or any of its properties is subject, or (ii) to its knowledge, any statute, Law, judgment, decree, order, regulation or rule of any court or governmental authority to which Buyer is subject.

5.4. Available Funds. Buyer has or will have access to, and at Closing will have sufficient funds in its possession to permit Buyer to pay the Closing Payment and to perform its obligations under this Agreement.

5.5. Investigation. Without limiting Buyer’s right to rely on the accuracy of the representations and warranties of the Seller provided in Section 4, Buyer acknowledges and agrees that in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has been given the opportunity to ask questions of and receive responses from Seller, and Buyer has relied upon its own investigation, the express representations and warranties of Seller and the materials provided by Seller in the VDR.

20

5.6. Broker. Buyer has not retained, utilized or been represented by any broker, agent, finder or intermediary in relation to, or connection with, this Agreement or the negotiation or consummation of the Contemplated Transaction other than Shmuel Mansberg and Buyer shall pay Shmuel Mansberg’s fees due from Buyer at Buyer’s sole responsibility and expense.

6.	REPRESENTATIONS AND UNDERTAKINGS REGARDING THE ORDINARY SHARES

Seller represents and warrants to Buyer as of the Closing Date and as of the date of issuance of the Consideration Shares as follows:

6.1. Information and Advice. Seller confirms that it has received or has had access to the information it considers necessary or appropriate to make an informed decision with respect to this Agreement and the Consideration Shares to be received by it hereunder.

6.2. Availability of Exemptions. Buyer hereby represents to Seller that the Consideration Shares are being offered pursuant to an exemption or exemptions from registration requirements of Israeli and U.S. Federal and state securities laws. Seller understands that Buyer is relying upon the truth and accuracy of Seller’s representations, warranties, agreements, acknowledgments and understandings set forth herein in order to determine the applicability of such exemptions and the suitability of Seller to receive the Shares.

6.3. Legends. Seller acknowledges and agrees that certificates representing the Consideration Shares will contain one or more legends to the effect that transfer of such securities is prohibited except pursuant to registration under the Securities Act or pursuant to an available exemption from registration such as the following:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THESE SHARES UNDER THE SECURITIES ACT OF 1933 OR PURSUANT TO ANY OTHER AVAILABLE EXEMPTION FROM SUCH REGISTRATION UNDER SAID ACT. IN ADDITION, THESE SHARES ARE SUBJECT TO A NO SALE COMMITMENT AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF, BEFORE [24 months following the Closing Date but no earlier than June 30, 2022] WITHOUT THE PRIOR WRITTEN CONSENT OF B.O.S. BETTER ONLINE SOLUTIONS LTD. ANY PURPORTED SALE OR DISPOSITION IN CONTRAVENTION OF THE ABOVE SHALL BE DEEMED VOID AND HAVE NO EFFECT “

6.4. Restrictions on Transferability and Hedging.

(a) Seller understands that (i) the Consideration Shares have not been registered under the Securities Act, or under the laws of any other jurisdiction; (ii) such Consideration Shares are deemed to be “restricted securities” as defined in Rule 144 promulgated under the Securities Act, and cannot be sold, transferred or otherwise disposed of unless they are registered under the Securities Act and, where required, under the laws of other jurisdictions or unless an exemption from registration is then available; (iii) there is no registration statement on file with the SEC with respect to the Consideration Shares to be received by such Seller.

21

(b)    Seller acknowledges that Buyer will not register any transfer of Consideration Shares not made pursuant to registration under the Securities Act, or pursuant to an available exemption from registration.

(c) Seller acknowledges, agrees and covenants not to engage in hedging transactions with regard to the Consideration Shares offered pursuant to this Agreement.

6.5. Offshore Transaction. Seller is not a “U.S. Person”, as such term is defined in Regulation S under the Securities Act, its principal address is outside the United States and it has no present intention of becoming a resident of (or moving its principal place of business to) the United States. Seller was located outside the United States at the time any offer to sell and any other action in connection with such offer and sale was made to it and at the time that the buy order was originated by Seller. The Consideration Shares are being acquired solely for Seller’s own account, and in no event and without derogating from the foregoing, for the account or the benefit of a U.S. person.

6.6. Investment Purposes. The Consideration Shares are being acquired for investment purposes. The Consideration Shares are not being purchased with a view to, or for sale in connection with, any distribution or other disposition thereof. Seller has no present plans to enter into any contract, undertaking, agreement or arrangement for any such resale, distribution or other disposition and it will not divide its interest in the Consideration Shares with others, resell or otherwise distribute the Consideration Shares in violation of U.S. federal or state securities laws or the Israeli securities Laws.

6.7. No Solicitation. At no time was Seller presented with or solicited by any leaflet, public promotional meeting, newspaper or magazine article, radio or television advertisement or any other form of general advertising or general solicitation in connection with the Consideration Shares and the transaction contemplated hereby.

6.8. Broker-Dealer. Seller is not a broker-dealer, nor is it an affiliate of any broker-dealer.

6.9. Disclosure. The representations and warranties of Seller contained in this Section 6 as of the date hereof and as of the Closing, do not contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or necessary to make the statements herein, not misleading. Seller understands and confirms that Buyer will rely on the foregoing representations in effecting the issuance of the Consideration Shares hereunder.

7.	COVENANTS OF SELLER PRIOR TO CLOSING

7.1. Full Access. Between the date of this Agreement and the Closing Date (the “Interim Period”), and upon reasonable advance notice received from Buyer, Seller shall (a) afford Buyer and its executive officers (collectively, “Buyer Group”) full and free access (and permit them to copy), during regular business hours, to Seller’s directors, officers, personnel, properties (including subsurface testing), Tangible Property, Contracts, Governmental Authorizations, inventory, books and records and other documents and data and suppliers and customers, such rights of access to be exercised in a manner that does not unreasonably interfere with the operations of Seller; and (b) otherwise cooperate and assist, to the extent reasonably requested by Buyer, with Buyer’s investigation of the properties, assets and financial condition of Seller. In the event environmental testing is recommended by any of Buyer Group, Buyer shall be permitted to have the same performed.

22

7.2. Operation of Seller. During the Interim Period, Seller shall: (a) conduct its business only in the ordinary course of business; (b) except as set forth in this Agreement or as otherwise directed by Buyer in writing, and without making any commitment on Buyer’s behalf, use its best efforts to preserve intact its current business organization, keep available the services of its officers, employees and agents and maintain its relations and good will with suppliers, customers, landlords, creditors, employees, agents and others having business relationships with it; (c) confer with Buyer prior to implementing operational decisions of a material nature; (d) otherwise report periodically to Buyer concerning the status of its business, operations and finances; (e) make no material changes in management personnel without prior consultation with Buyer; (f) maintain the Acquired Assets in a state of repair and condition that complies with Law and is consistent with the requirements and normal conduct of Seller’s business; (g) keep in full force and effect, without amendment, all material rights relating to Seller’s business; (h) comply with all Laws and contractual obligations applicable to the operations of Seller’s business; (i) contribute that amount of cash to each employee plan necessary to fully fund all of the benefit liabilities of such employee plan on a plan-termination basis as of the Closing Date; (j) cooperate with Buyer and assist Buyer in identifying the Governmental Authorizations required by Buyer to operate the business from and after the Closing Date and either transferring existing Governmental Authorizations of Seller to Buyer, where permissible, or obtaining new Governmental Authorizations for Buyer; (k) upon request from time to time, execute and deliver all documents, and do all other acts that may be reasonably necessary or desirable in the opinion of Buyer to consummate the Contemplated Transactions, all without further consideration; (l) maintain all books and Records of Seller relating to Seller’s business in the Ordinary Course of Business; and (m) not, without prior notice to Buyer enterinto or amend any Contract, obtain or amend any Governmental Authorization, or settle any Proceeding and without first providing such Contract, Governmental Authorization (or terms thereof if the Governmental Authorization is not available) amendment, or settlement to the Buyer and obtaining the written consent of Buyer executed by Buyer to such Contract, Governmental Authorization (or terms thereof if the Governmental Authorization is not available) amendment, or settlement.

7.3. Employees.

(a) Following the signing of this Agreement, and in coordination with the Buyer, Seller shall deliver written notices of termination of employment to each of its employees that specifies that each of the employees has the option to either sign an employment agreement with the Buyer and waive his or her right to a hearing prior to termination or choose to participate in a hearing prior to termination (employees that will consent to be employed by the Buyer, excluding each “Seller’s Officers” as defined in Section 7.3(e) hereinafter, shall be referred to as “Hired Employees”). The Seller’s Officers have informed the Buyer that they will sign an employment agreement with the Buyer and have waived their rights to a hearing prior to termination. Hired Employees and Seller’s Officers will receive from Seller termination letters according to which, their employment with Seller is terminated on the Closing Date and following Hired Employee’s or Seller’s Officers prior notice period.

23

(b) Buyer will enter into employment agreements (in a form determined by the Buyer in its sole and absolute discretion), with each of the Hired Employees that wishes to be employed by Buyer and signs an Employee Certificate (as defined below), pursuant to which, their employment shall commence on the Closing Date and following the end of the prior notice period provided to them by Seller.

(c) Seller shall take all other actions required by applicable Law to terminate the Hired Employees’ and Seller’s Officers’ employment or engagement with the Seller as of the Closing Date and shall pay all amounts due to the Hired Employees and Seller’s Officers upon termination, as applicable, including, inter alia, all wages earned prior to termination, payment of severance in accordance with applicable legal requirements, payment of vacation days (including any accrued vacation days), recreation pay, bonuses, commissions, pay for other compensated absences and other remuneration (including mandatory or discretionary benefits) due to such employee with respect to his or her employment with the Seller through the termination thereof, including any related payroll deductions and deposits to funds and insurance policies (such as employee benefit plan contributions and employment taxes which shall be paid when due) with respect thereto. Following signing, Buyer and Seller shall consult in good faith whether there is a legal requirement to supplement the severance amount currently deposited in the insurance funds of the Hired Employees and Seller’s Officers. In the event an agreement is not reached amicably between the parties in this respect by May 1, 2019, the matter shall be referred to the binding decision of Chen Somech, Adv. (the “Expert” and his decision the “Expert Decision”) and the parties shall act accordingly. The fees, costs and expenses of the Expert shall be borne by the Buyer and Seller in equal parts.

(d) Seller will use its best efforts to have the Hired Employees and Seller’s Officers sign a release and waiver of claims document, according to which they (i) have received all amounts due to them upon termination by Seller, (ii) waive any and all claims against Seller with respect to their employment term and its termination and (iii) undertake that they have no claims against Buyer and Seller for said employment term in a form attached as Schedule 7.3(d) (each such release and waiver, an “Employee Certificate”). Nothing in this Section shall be interpreted as a contractual obligation on part of Seller to procure that the Hired Employees sign Employee Certificates and Buyer acknowledges that Seller cannot compel Hired Employees to sign Employee Certificates. The Seller’s Officers shall sign Employee Certificates. The Buyer may elect not to engage any Hired Employee that does not sign an Employee Certificate and the Seller shall have no claims against Buyer in such respect. At the Closing, Seller shall also provide Buyer with termination letters and final accounting documents with respect to the Hired Employees and the Seller’s Officers and 161 forms (the “Employee Documentation”).

(e) In addition to the Hired Employees, Buyer shall also hire Ayelet Aya Hayak, the Seller’s Chief Executive Officer and Ben Zion Katz, Seller’s Chairman of the Board and Chief Technology Officer (each, a “Seller’s Officer” and together the “Seller’s Officers”). Buyer undertakes not to terminate the employment of Seller’s Officers for a period of at least 1 year following the commencement of their employment with Buyer, unless under the occurrence of circumstances, which constitute “Cause”. “Cause” shall mean any of: (a) a conviction in any crime (whether any right to appeal has been or may be exercised) involving moral turpitude; (b) an action taken by the employee to intentionally harm the Company; (c) an embezzlement of funds of the Company or its subsidiaries; (d) a falsification of records or reports; (e) a material breach of confidentiality; (f) a breach of the fiduciary duties or duties of care to the Company or any subsidiary (except for conduct taken in good faith) which, to the extent such breach is curable, has not been cured within fifteen (15) days after its receipt of notice thereof from Company containing a description of the breach or breaches alleged to have occurred; and (g) any act or omission that justify the termination of an employee with no severance pay under sections 16 and 17 to Severance Pay Law 5723 – 1963. Schedule 3.2(a)(vi) shall consist of the Seller’s Officers’ employment agreements.

24

(f) Buyer undertakes that the financial employment terms extended to the Hired Employees and the Seller’s Officers by the Buyer, after the Closing Date shall not be less than the employment terms extended to them by the Seller as of the date hereof. Buyer may (i) use a different employment agreement with different legal terms for the employment agreements of the Hired Employees and the Seller’s Officers; (ii) apply Section 14 of the Severance Pay Law, 5723-1963 to the Hired Employees and the Seller’s Officers; and (iii)bonuses and options shall not be granted to the Hired Employees and the Seller’s Officers unless separately agreed by Buyer. The employment terms extended to the Hired Employees and the Seller’s Officers by the Buyer after the Closing Date shall take into account Hired Employees and Seller’s Officers cumulative term of employment with the Seller for the purpose of calculating their entitlement to vacation days, sick days and other fringe benefits that vary due to seniority.

(g) Seller and Buyer shall use commercially reasonable efforts to procure, and take all action necessary for the purpose of transferring the pension and severance funds of Hired Employees and Seller’s Officers to Buyer, inter alia, in accordance with the ITA Income Tax Circular 6/2011 and obtaining a ruling under the ITA Income Tax Circular 6/2011 such that the engagement of the Hired Employees and Seller’s Officers by the Buyer and the transfer of their employment-related funds to Buyer shall not be considered as a “tax event” that causes the Buyer or the Hired Employees or Seller’s Officers to be liable for tax payment (the “Employment Tax Ruling”).

(h) Seller shall have the sole responsibility for all claims, liabilities, and costs, which may arise from: (i) termination of employment of any of the Hired Employees and Seller’s Officers; and (ii) any legal or contractual obligations owed to the Seller’s employees, including, inter alia, all wages, prior notice period (or payment in lieu of), vacation days (including any accrued vacation days), recreation pay, bonuses, commissions, pay for other compensated absences and other remuneration (including mandatory or discretionary benefits) due to such employees with respect to their employment or engagement with the Seller through the termination thereof, including any related payroll deductions (such as employee benefit plan contributions and employment taxes which shall be paid when due) with respect thereto.

(i) Buyer is not, and shall not be deemed to be, a successor employer to the Seller, and Buyer does not and shall not assume any such benefit plan, including but not limited to severance plans, of the Seller.

(j) Seller shall reasonably cooperate with Buyer in all respects relating to any actions to be taken pursuant to this Section 7.3 and in achieving an orderly transition. Seller will not take any action that is intended to interfere with Buyer’s efforts to retain any of the Seller’s employees.

(k) Seller hereby agrees to indemnify the Buyer, within 30 days following the Buyer’s first demand, for any and all claims, liabilities, losses, damages, or costs and expenses (including reasonable legal expenses), actually incurred by Buyer and which are related to, arise out of or are connected with the employment and/or termination by the Seller of the Hired Employees and Seller’s Officers.

25

(l) Notwithstanding any other provision in this Agreement to the contrary, including without limitation Section 12, the indemnification under this Section 7.3(k) shall not be limited in amount and indemnification will not be required for claims that expired due to the lapse of the applicable terms under the Statute of Limitations.

(m) Buyer shall inform the Seller, promptly following receipt of any demand and/or claim that is subject to indemnification as described in this Section 7.3 (k). The Seller shall be entitled to notify the Buyer within seven (7) business days that it wishes to assume the defense against the demand and/or claim at its own expense, including by appointing an attorney on its behalf.

(n) It is hereby agreed that Buyer shall look first to the set-off on any cash consideration due to the Seller hereunder and second to the Consideration Shares (as defined in Section 2.6 (a) (ii) hereof), as the sole source for indemnifying Buyer for liabilities pursuant to this Section 7.3.

(o) Buyer shall have the right to take any and all action it deems appropriate under Section 30 of the Salary Protection Law, 5718-1958, and the Seller shall have no claim against Buyer for taking such action.

7.4. No Default. The Parties shall not do any act or omit to do any act, or permit any act or omission to act, which will cause a material breach of any contract, commitment or obligation of Seller or Buyer with respect to the Acquired Assets, or otherwise related to, or in connection with, the Business and Seller shall use their best commercial efforts to assist Buyer with the assignment of all the Assigned Contracts from Seller to Buyer, in accordance with the provisions of Section 1.

7.5. Consents of Third Parties. Seller will use its best efforts to obtain all consents and Governmental Authorizations, in form and substance reasonably satisfactory to Buyer, necessary for the consummation of the Contemplated Transaction, including, without limitation, (i) those consents listed on Schedule 3.2(a)(iv), (ii) to the extent necessary, from each party to each Contract listed on Schedule 4.14(2) and (iii) any Governmental Authorization listed on Schedule 4.4(1). Seller shall cooperate with Buyer in its attempts to obtain all Governmental Authorizations, in form and substance reasonably satisfactory to Buyer, necessary for the consummation of the Contemplated Transaction.

7.6. Name. Without derogating from the generality of the above, Seller undertake that following the consummation of the Closing and pursuant to the request of Buyer, within 14 days Seller shall change its name such its name will not contain the word “Imdecol” and not use in its name, or in any other business, the name “Imdecol” and shall have no right to the name “Imdecol”. Notwithstanding the above, Seller shall be granted at the Closing, free of any charge, license to continue use the name “Imdecol” for the exclusive purpose of fulfilling its obligations under this Agreement and assisting Buyer, in each case with Buyer’s advance written approval. Such license shall lapse upon written notice of Buyer, following which Seller shall cease to use such name.

26

7.7.  Efforts to Satisfy Closing Conditions. Seller shall use its best efforts to cause the conditions in Section 9 to be satisfied.

7.8. Financial Statements. By June 1, 2019, Seller shall deliver to Buyer (i) audited financial statements of Seller prepared in accordance with US GAAP for the calendar years 2017 and 2018, and (ii) unaudited interim financial reports for the first quarters of 2019, and 2018 prepared in accordance with US GAAP.

8.	CONDITIONS PRECEDENT TO BUYER’S OBLIGATIONS

The obligation of Buyer to consummate the Closing shall be subject to the satisfaction prior to or at (with respect to such conditions which by their nature may only be satisfied at the Closing) the Closing of each of the following conditions (or waiver in a writing executed by Buyer):

8.1. Accuracy of Representations and Warranties. The representations and warranties made by Seller in or pursuant to this Agreement shall have been true and correct on the date hereof and true and correct on the Closing Date.

8.2. Seller’s Performance. Seller shall have performed and complied with all of its obligations and covenants under this Agreement to be performed or complied with by Seller on or prior to the Closing Date.

8.3. No Proceedings. There shall not have been commenced or threatened any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions or (b) that may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on or otherwise interfering with any of the Contemplated Transactions.

8.4. No Conflict. Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with or result in a violation of or cause Buyer or any Related Person of Buyer to suffer any adverse consequence under (a) any applicable Law or order or (b) any Law or order that has been published, introduced or otherwise proposed by or before any Governmental Body.

8.5. Attachments Satisfactory. (i) All Schedules to be provided by the Seller at the Closing shall have been provided by Seller and shall be reasonably accepted as such Schedules by the Buyer in accordance with Section 13.18; and (ii) the purchase orders listed on Schedule 4.14(2)(i) as of the Closing Date shall amount to no less than NIS 6 million in future revenue.

8.6. Approvals. Buyer’s Board of Directors shall have approved the issuance of the Consideration Shares as contemplated hereunder.

8.7. Material Adverse Change. No Material Adverse Effect has occurred to the Seller or the Seller’s business since the date of this Agreement.

27

8.8. Employees. All those persons set forth on Schedule 8.8 shall have entered into employment agreements with the Buyer effective following the termination of their employment with the Buyer.

8.9. Employment Tax Ruling. The ITA shall have issued, and Buyer shall have received, the Employment Tax Ruling in form and substance satisfactory to Buyer.

8.10. Expert Decision. The Seller shall have fulfilled the Expert Decision, should the parties act in accordance with the provisions of Section 7.3(c).

8.11. OCS. The OCS (Innovation Authority) shall have approved (i) the transfer of the Acquired Assets to the Buyer; and (ii) that the Seller does not have any open liabilities to the Innovation Authority. The transfer of the Acquired Assets shall be free and clear and without any restrictions or obligations, monetary or otherwise to the Innovation Authority imposed on such assets and/or the Buyer. It is hereby agreed that in case any of the aforementioned Innovation Authority approvals are not received on or prior to the Closing, the Seller shall be given an additional 30 business days to receive such approvals and deliver them to the Buyer.

9.	CONDITIONS PRECEDENT TO SELLER’S OBLIGATIONS

The obligation of Seller to consummate the Closing shall be subject to the satisfaction, prior to or at (with respect to such conditions which by their nature may only be satisfied at the Closing) the Closing, of each of the following conditions (or waiver in a writing executed by Seller):

9.1. Accuracy of Representations and Warranties. The representations and warranties made by Buyer in or pursuant to this Agreement shall have been true and correct on the date hereof and true and correct in all material respects on Closing Date.

9.2. No Proceedings. There shall not have been commenced or threatened any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions or (b) that may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on or otherwise interfering with any of the Contemplated Transactions.

10.	CERTAIN COVENANTS AND ARRANGEMENTS

10.1. Confidentiality; Access to Information. The parties acknowledge that Seller and Buyer have previously executed a Non-Disclosure Agreement, dated as of February 13th, 2019 (the “Confidentiality Agreement”), which Confidentiality Agreement will continue in full force and effect in accordance with its terms until the Closing Date. At all times following the Closing Date, Seller shall, and shall cause its shareholders, Affiliates and its and their respective directors, officers, employees, agents and representatives to, (i) maintain in confidence any and all proprietary or confidential information, in any form whatsoever, related to or connection with the Business and any of the Acquired Assets, including business, financial and technical information, customers, suppliers, sales representatives and Intellectual Property Rights (the “Confidential Information”); and (ii) not disclose to any third party, nor use, whether in whole or in part, any Confidential Information for any purpose (other than for and as authorized in writing by Buyer). Without derogating from Seller’s obligation under Section 10.2 below, the obligation of non-disclosure imposed on Seller hereunder shall not apply to disclosures required by applicable Law, provided that: (i) prior notice of such contemplated disclosure (including reasonable details relating thereto) is provided to Buyer as early as practicably possible and the Person subject to the disclosure requirement attempts to obtain a protective order permitting the non-disclosure of such Confidential Information; and (ii) such disclosure is effected only to the minimum extent required.

28

10.2. Non-Competition; Non-Solicitation.

(a) In exchange for Buyer’s agreements herein, including Buyer’s acquisition of the Business and the Acquired Assets for good and valuable consideration, Seller shall not, and shall cause its shareholders and Affiliates not to, directly or indirectly, become engaged or involved, directly or indirectly as an interest holder, officer, employee, consultant or in any other capacity, anywhere in the world, in (i) any business activity or organization that is engaged or becomes engaged in activities which are competitive with the Business or the Acquired Assets or (ii) the design, development, manufacture, production, marketing, support, sale or consulting or advisory services for a Person that manufactures, markets, designs, develops, supports or sells any product that is substantially similar to any product of the Business offered by Buyer, or competes, directly or indirectly, with the Business as currently conducted;, except for any holding by Seller of no more than 1% of the issued and outstanding share capital of a publicly traded company otherwise prohibited.

(b) In exchange for Buyer’s agreements herein, including Buyer’s acquisition of the Business and the Acquired Assets for good and valuable consideration, Seller shall not, and shall cause its shareholders and Affiliates not to, directly or indirectly, (i) solicit or attempt to solicit the services, hire or attempt to hire, or retain or attempt to retain, any person employed or engaged in by Buyer or any of its Affiliates as employees or consultants, or otherwise knowingly encourage or solicit any such persons to terminate their employment or engagement with Buyer or its Affiliates; and (ii) without limiting the generality of the foregoing, file any patent application that may, in the reasonable opinion of counsel to Buyer, restrict any Intellectual Property Right included in the Acquired Assets, or register or challenge any Intellectual Property Right included in the Acquired Assets or owned, used or otherwise licensed by Buyer or any of its Affiliates.

(c) Seller acknowledges that the consideration received by Seller under this Agreement is paid in consideration, in part, for the obligations and undertakings under this Section 10 and that the covenants of Seller in this Section 10 are reasonably necessary for the protection of Buyer’s interests under this Agreement and to enable it to enjoy the full benefit of the Business, including the Acquired Assets, and are not unduly restrictive upon Seller.

10.3. Enforceability. If at any time the provisions of Section 10.1 or Section 10.2 shall be determined to be invalid or unenforceable, by reason of being vague, unreasonable as to area, duration or scope of activity or similar reasons, the applicable Section shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter; and it is hereby agreed that such Section as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included therein.

10.4. Transfer Taxes. Other than VAT applicable to the Purchase Price which shall be borne by Buyer, Seller shall pay in a timely manner all taxes resulting from or payable in connection with the transfer of the Acquired Assets pursuant to this Agreement, regardless of the Person on whom such taxes are imposed by applicable Law.

29

11.	INDEMNIFICATION AND SET OFF RIGHTS

11.1. Representations and Covenants Survive Closing. All representations, warranties, covenants and obligations in this Agreement and the other Transaction Documents shall survive the Closing and the consummation of the Contemplated Transactions, subject to Section 11.5.

11.2. Indemnity by Seller. Without derogating from any section herein imposing upon Seller a specific duty to indemnify Buyer which indemnity shall not be subject to the provisions of this Section 11, Seller hereby agrees to indemnify and hold Buyer harmless from and with respect to any and all claims, liabilities, losses, damages, costs and expenses, (including the costs of investigation and defense and reasonable fees and disbursements of counsel) (collectively, the “Losses”), resulting from or arising out of any of the following:

(a) any breach by Seller of this Agreement (including the Schedules and Exhibits hereto) or any Transaction Document;

(b) any breach of any of the representations and warranties of Seller contained in this Agreement (including the Schedules and Exhibits hereto) or in any Transaction Document;

(c) the Excluded Assets or Retained Liabilities;

(d) any Liability arising out of the ownership or operation of the Acquired Assets prior to the Effective Time other than the Assumed Liabilities;

(e) any claim by a former employee or contractor of Seller related to its engagement by Seller; and

(f) any Existing Claims.

11.3. Indemnity by Buyer. Without derogating from any section herein imposing upon Buyer a specific duty to indemnify Seller which indemnity shall not be subject to the provisions of this Section 11, Buyer hereby agrees to indemnify and hold Seller harmless from and with respect to any and all Losses, resulting from or arising out of any of the following: (a) any breach by Buyer of this Agreement (including the Schedules and Exhibits hereto) or any Transaction Document; (b) any Third Party Claim resulting from any breach of any of the representations and warranties of Buyer contained in this Agreement (including the Schedules and Exhibits hereto) and/or in any Transaction Document; and (c) any Assumed Liabilities.

11.4.  Claims.

(a) Notice. If a Party (the “Indemnified Party”) seeks indemnification from the other Party (the “Indemnifying Party”) under this Section 11 it shall notify the Indemnifying Party in writing of any Losses which are indemnifiable with respect to which the Indemnified Party claims indemnification hereunder (a “Claim”). In the event that the Indemnifying Party shall object to the indemnification of an Indemnified Party in respect of any Claim (other than a Third Party Claim (as defined below)), the Indemnifying Party shall, within fifteen (15) days after receipt by the Indemnifying Party of such Claim, deliver to the Indemnified Party a notice to such effect, specifying in reasonable detail the basis for such objection, and the Indemnified Party shall be permitted to submit such dispute to the court. The Party that receives a final judgment in such dispute shall reimburse the other party for all reasonable attorney and consultant fees or expenses incurred by the other Party.

30

(b) Third Party Claims. If such Claim relates to, or is in connection with, any civil action, suit, proceeding or demand instituted against the Indemnified Party by a third party (a “Third Party Claim”), the Indemnified Party shall deliver a Claim with respect to the Third Party Claim to the Indemnified Party within fifteen (15) days of its being notified of such Third Party Claim; provided, that the failure of the Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligations under this Section 11 except to the extent, if at all, that such Indemnifying Party shall have been actually prejudiced by such failure. Within seven (7) days after receipt of notice of such a Claim from the Indemnified Party, the Indemnifying Party may elect to assume the defense of such Third Party Claim if and only if the following conditions are satisfied: (i) there exists no conflict of interest which makes separate representation by the Indemnified Party’s own counsel advisable; (ii) such Third Party Claim seeks only monetary relief; (iii) the Indemnifying Party engages counsel reasonably acceptable to the Indemnified Party to defend the Third Party Claim and (iv) the Indemnified Party has not informed the Indemnifying Party that such Third Party Claim may affect if with respect to non-monetary matters. The assumption of the defense of a Third Party Claim by the Indemnifying Party constitutes an agreement by the Indemnifying Party that all Losses with respect to such Third Party Claim are indemnifiable under this Section 11.

(c) The Indemnified Party shall retain the right to employ its own counsel and to participate in the defense of any Third Party Claim, the defense of which has been assumed by the Indemnifying Party pursuant hereto, but the Indemnified Party shall bear and shall be solely responsible for its own costs and expenses relating to, or in connection with, such participation unless, in the opinion of counsel to the Indemnified Party, the Indemnifying Party fails or ceases to diligently defend such Third Party Claim.

(d) Where the Indemnifying Party has assumed the defense of the claim in accordance with the above, the Indemnified Party shall not be entitled to settle or compromise such claim without the consent of the Indemnifying Party.

(e) No Third Party Claim shall be settled or compromised by the Indemnifying Party without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld), if such settlement or compromise is other than an agreement to make a payment (which the Indemnifying Party undertakes to pay in full) in return for a release of all claims of the third party against the Indemnified Party.

(f) Notwithstanding anything else in this Agreement to the contrary, any Losses suffered by an Indemnified Party due to or in connection with a Third Party Claim shall be paid by the Indemnifying Party when actually incurred and within 30 days following the first demand to be paid by the Indemnified Party.

11.5. Limitation of Liability.

(a) Notwithstanding anything to the contrary herein and except for fraud or intentional misrepresentation: (i) the representations and warranties of Seller in Sections 4.1, 4.2, 4.3, 4.4, 4.9, 4.16, 4.18, 4.21 and 4.20 of this Agreement (the “Seller Fundamental Representations”) shall remain in full force and effect until the expiration of the applicable statute of limitation and (ii) the representations and warranties of Seller hereunder and under any Transaction Document other than Seller Fundamental Representations shall remain in full force and effect for a period of thirty-six (36) months from the Closing Date; in each case, following the applicable period, such representations and warranties and Seller’s liabilities with respect thereto, under this Agreement, any Transaction Document and any law, whether in contracts, torts, restitution or otherwise, shall expire and be of no further force and effect. Notwithstanding anything to the contrary herein and except for fraud or intentional misrepresentation Seller shall be obligated to indemnify Buyer under this Section 11 for Claims under Section 11.2(b) for breaches of representations that are not Seller Fundamental Representations: (x) only when the aggregate amount of such Claims are for an amount which exceeds US$ 15,000, at which point Seller shall indemnify Buyer from the first dollar of Losses; and (y) only for an aggregate amount not exceeding the Purchase Price.

31

(b) Notwithstanding anything to the contrary herein and except for fraud or intentional misrepresentation: (i) the representations and warranties of Buyer in this Agreement shall remain in full force and effect for a period of thirty-six (36) months from the Closing Date; following the applicable period, such representations and warranties and Buyer’s liabilities with respect thereto, under this Agreement, any Transaction Document and any law, whether in contracts, torts, restitution or otherwise, shall expire and be of no further force and effect. Notwithstanding anything to the contrary herein and except for fraud or intentional misrepresentation Buyer shall be obligated to indemnify Seller under this Section 11 for Claims under Section 11.3(b) for breaches of representations: (x) only when the aggregate amount of such Claims are for an amount which exceeds US $15,000, at which point Seller shall indemnify Buyer from the first dollar of Losses; and (y) only for an aggregate amount equal to NIS 1,000,000. For clarity, the indemnification provided in Section 7.3(k) shall not be limited by this Section 11.

(c) Notwithstanding anything to the contrary herein and except for fraud or intentional misrepresentation in no event shall Seller or Buyer be obligated to provide indemnification under this Section 11 for any punitive, indirect or consequential damages.

(d) To the extent applicable, the provisions of this Section 11.5 shall also be deemed to constitute a separate written legally binding agreement among the parties for the purpose of Section 19 of the Israeli Statute of Limitations Law, 5718-1958.

11.6. Set Off; Sole Remedy.

(a) Without derogating from the aforesaid, if Buyer is entitled to claim Losses or is otherwise entitled to any amounts from Seller under any provision of this Agreement, it shall be entitled to reduce such amounts and Losses from the Deferred Payment Amount or Make-Up Payment, at Buyer’s election, provided that such amount reduced shall in no event be more than the aggregate amounts for which indemnification may be sought hereunder. The aforementioned set-off limitation shall not be deemed to limit Buyer’s right to indemnity hereunder. Without derogating from the aforesaid, if Buyer has a Claim or other claim under this Agreement against Seller that is outstanding at the end of the Lock-up Period, the Lock-up Period shall be extended until such Claim or other outstanding claim is resolved. If the Buyer is due any payment under this Agreement the Buyer may transfer any Consideration Shares in fulfillment of such payment.

Notwithstanding anything to the contrary hereunder, all claims whatsoever brought by an Indemnified Party against an Indemnifying Party under this Agreement (whether under this Section 11 or under any other section herein), any Transaction Document and under any law, whether in contracts, torts, restitution or otherwise, shall be subject to the limitations in this Agreement from and after the Closing, provided however that the Indemnified Party shall be entitled (i) to seek injunctive relief to enjoin the breach, or threatened breach, of any provision of this Agreement and (ii) to seek specific performance of the provisions of this Agreement.

32

12.	TERMINATION

Unless otherwise agreed in writing by the parties, this Agreement may be terminated by a Party by notice to the other Party if (i) the other Party is in material breach of this Agreement, (ii) a condition to the terminating Party’s obligations has become incapable of satisfaction and the terminating party has not waived such condition or (iii) the Closing as not occurred by August 31, 2019, or any other later date agreed by the Parties in a writing executed by the Parties; provided, that a Party that (i) is in material breach of this Agreement or (ii) has caused one or more of the conditions to the other Party’s obligations under this Agreement not to be satisfied as a result of the first Party’s failure to comply with its obligations under this Agreement shall not be entitled to terminate this Agreement under this Section 12. If this Agreement is terminated because of a breach of this Agreement by the nonterminating Party or because one or more of the conditions to the terminating Party’s obligations under this Agreement is not satisfied as a result of the other Party’s failure to comply with its obligations under this Agreement, the terminating Party’s right to pursue all legal remedies will survive such termination unimpaired.

13.	GENERAL

13.6. Expenses. Each Party shall bear its legal fees and any other fees or costs incurred by it in connection with this Agreement and the Contemplated Transaction, including in connection with due diligence and the negotiation and preparation of this Agreement; provided, that Buyer shall reimburse Seller for half of its expenses incurred in preparing financial statements for 2017 and 2018 under U.S. GAAP and up to US $10,000.

13.7. Notices. All notices, demands and other communications hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given if delivered personally or if mailed by certified or registered mail, return receipt requested, postage prepaid, or if sent by overnight courier, or sent by written telecommunication, to the following addresses (or another address notified by a Party to the other Party):

If to Buyer, to:	If to Seller, to:

B.O.S. Better Online Solutions Ltd.	Imdecol Ltd.11 Amal Street
20 Freiman Street	Rosh Ha’ayin, Israel 4809239
Rishon Lezion POB 198 75101, Israel	Attention: Chief Executive Officer
Attention: Chief Financial Officer	Facsimile: (972) 3-901-6623
Facsimile: (972) 3-954-1000

with a copy (which shall not constitute notice) to:	with a copy (which shall not constitute notice) to:
Gornitzky & Co.	Shnitzer, Gotlieb, Samet & Co.
45 Rothschild Blvd.	Gibor Sport Building - 27th Floor
Tel Aviv 6578403	7 Menachem Begin Street
Israel	Ramat-Gan 5268102
P.O.B. 29141	Israel
Attention: Shlomo Landress, Adv.	Attention: David Gotlieb, Adv.
Facsimile: +972-3-710-9191	Facsimile: +972-3-611-3000

33

Any such notice shall be effective (a) if delivered personally, when received, (b) if sent by reputable courier, the date of delivery by such courier, and (c) if sent by facsimile, when transmitted with written confirmation of transmission having been received.

13.8. Entire Agreement. This Agreement together with its Schedules and the Loan Agreement together with its Schedules, Exhibits and other attachments contain the entire understanding of the parties, supersedes all prior agreements and understandings relating to the subject matter hereof and shall not be amended except by a written instrument hereafter signed by both of the Parties.

13.9. Governing Law. The validity and construction of this Agreement shall be governed by and construed in accordance with the laws of the State of Israel. Any dispute arising under or in relation to this Agreement shall be resolved in the competent court of Tel Aviv-Jaffa district only, and each of the Parties hereby submits irrevocably to the exclusive jurisdiction of such court.

13.10. Sections and Section Headings. The headings of sections and subsections are for reference only and shall not limit or control the meaning thereof.

13.11. Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, successors and permitted assigns. Neither this Agreement nor the rights or obligations of any Party hereunder shall be assignable or transferable by such Party without the prior written consent of the other party hereto; provided, however, that nothing contained in this Section 13.11 shall prevent Buyer, without the consent of Seller from: (i) transferring any of the Acquired Assets held by it, or by any of its subsidiaries, to an Affiliate of Buyer; and (ii) assigning all of its rights and liabilities hereunder in a merger or a transaction for the sale of all or substantially all of Buyer’s shares or assets, provided that the surviving or purchasing entity assumes in writing all of Buyer’s obligations hereunder and provides Seller with reasonably sufficient assurances for the payment of the outstanding Purchase Price to Seller.

13.12. Severability. In the event that any covenant, condition, or other provision herein contained is held to be invalid, void, or illegal by any court of competent jurisdiction, the same shall be deemed to be severable from the remainder of this Agreement and shall in no way affect, impair, or invalidate any other covenant, condition, or other provision contained herein.

13.13. Further Assurances. The Parties agree, without any additional consideration, to take such reasonable steps and execute such other and further documents as may be necessary or appropriate to cause the terms and conditions contained herein to be carried into effect and the transfer of the Acquired Assets to Buyer.

13.14. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The delivery of a copy of a counterpart electronically shall have the same effect as the delivery of an original counterpart.

34

13.15. Publicity. Except as is necessary for governmental notification purposes or to comply with applicable Law or to enforce its rights under this Agreement, and except as otherwise agreed to by the Parties in writing, Seller shall (a) keep the existence and terms of this Agreement confidential and (b) the Parties will coordinate together any public announcement relating to the Contemplated Transaction, including the text and the exact timing of any such announcement and not make any public announcement with respect to the Contemplated Transaction until authorized in writing by Buyer. Seller acknowledges that Buyer is a public company traded on NASDAQ and is subject to strict reporting requirements. On request, Seller shall fully and timely provide Buyer (in addition to the financial statements required to be provided under this Agreement) with all information in its possession or control required by Buyer to meet all reporting requirements, including without limitation any and all financial information and financial statements.

13.16. Taxes. Any tax liability, payment or demand sustained or incurred by Seller as a result of or in connection with the payment of the Purchase Price in accordance with this Agreement shall be the sole responsibility of Seller.

13.17. Exercise of Remedies by Third Parties. No Person who is not a party to this Agreement (but excluding any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement

13.18. Schedules and Exhibits. The Schedules which are to be delivered as the Closing as listed on Schedule 13.18, shall be delivered by Seller at Closing; provided, that Schedule 3.2(a)(vi) (Buyer’s employment agreements) shall be drafted by Buyer and approved by Buyer in its sole and absolute discretion but shall contain financial employment terms in accordance with Section 7.3(f). A draft of such Schedules shall be provided to Buyer no less than 7 business days before Closing together with all documents referred to therein that were not previously provided to Buyer in the VDR and a draft of Schedule 3.2(a)(vi) shall be provided to Seller no less than 7 business days before Closing.

13.19. Interpretation. Words such as “herein”, “hereinafter”, “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a section or paragraph in which such words appear, unless the context otherwise requires. The singular shall include the plural, unless the context otherwise requires. Whenever the word “include”, “includes” or “including” appears in this Agreement, it shall be deemed in each instance to be followed by the words “without limitation.” The word “or” shall be deemed to mean “and/or.” A legal entity (including any of the Parties as applicable) shall be deemed to have “knowledge” of a particular fact if any of the directors, executive officers or other executives or officers of the legal entity has knowledge or should reasonably have knowledge of that fact.

13.20. Rules of Construction. The parties agree that they have participated equally in the drafting of this Agreement and that the language and terms of this Agreement shall not be construed against any party by reason of the extent to which such party or its professional advisors participated in the preparation of this Agreement.

Signature Page Follows

35

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Agreement to be duly executed and delivered as of the date and year first above written.

B.O.S BETTER ONLINE SOLUTIONS LTD.

By:	/s/ Yuval Viner /s/ Eyal Cohen
Name:	Yuval Viner Eyal Cohen
Title:	CO-CEO

IMDECOL LTD.

By:	/s/ Ben Zion Katz	By:	/s/ Ayelet Hayak
Name:	Ben Zion Katz	Name:	Ayelet Hayak
Title:	CTO & Major Shareholder	Title:	CEO

The undersigned Major Shareholder hereby agrees to (i) abide by the provisions of Section 2.6(iii) and guarantee Seller’s obligation to pay the Overpayment and (ii) without derogating from any undertaking and obligation under the Loan Agreement to guarantee Seller’s obligations under the Loan Agreement.

/s/ Ben Zion Katz
Name:

36

EXHIBIT A

DEFINITIONS

“Affiliate” in relation to any Person, means any other Person which, directly or indirectly, Controls such Person, is Controlled by such Person or is under common Control with such Person.

“Contract” means any agreement, contract, purchase order, lease, consensual obligation, promise or undertaking (whether written or oral and whether express or implied), whether or not legally binding.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of an entity, including, without limitation, through the ownership of voting securities, having the power to elect a majority of the board of directors or other governing body of such entity, by contract or otherwise.

“Encumbrance” means any lien, pledge, mortgage, security interest, license, attachment, claim (including any claim of the Israeli government or any agency thereof), charge, option, debt, lease (or sublease), conditional sales agreement, title retention agreement, encumbrance of any kind, defect as to title or restriction against transfer or assignment.

“Governmental Authorization” means any consent, license, registration or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law.

“Governmental Body” means any foreign, federal, state, provincial, county, local or other court, governmental body, authority, tribunal, commission or regulatory body or self-regulatory body (including any securities exchange) or any political or other subdivision, department, agency or branch of any of the foregoing or arbitrator authorized under applicable Law.

“Government Grant” means any grant, incentive, subsidy, award, loan, participation, exemption, status, cost sharing arrangement, reimbursement arrangement or other benefit, relief or privilege (including approval to participate in a program or framework without receiving financial support) provided or made available by or on behalf of or under the authority of the National Innovation Authority or affiliated authorities or programs (including without limitation the Incubator Administration, Tnufa, Nofar, Magnet and Magneton), the Investment Center, the ITA, and any other bi- or multi-national grant program, framework or foundation (including the BIRD foundation) for research and development, the European Union, the Fund for Encouragement of Marketing Activities of the Israeli government or any Governmental Body.

“Indebtedness” of any Person (which shall include of any other Person for which such Person is liable) means, without duplication, (a) the principal of and accrued interest, premiums and penalties, and other amounts due in respect of (i) obligations of such Person for money borrowed and (ii) indebtedness evidenced by notes or other similar instruments of which such Person is responsible or liable, (b) all obligations in respect of guarantees and similar facilities issued for the account of such Person and performance bonds (but solely to the extent drawn and not paid), (c) all obligations of such Person for, or related to, the deferred purchase price of any property or services and (d) obligations for dividends by such Person declared but not paid.

37

“Intellectual Property Rights” means any and all proprietary and intellectual property rights, in any jurisdiction, including those rights in and to (a) inventions and discoveries (whether or not patentable or reduced to practice), and invention disclosures (“Inventions”), (b) patents, patent applications and any other Governmental Body-issued indicia for invention ownership (including applications or registrations for industrial design, mask works and statutory invention registrations), together with reissuances, divisionals, provisionals, continuations, continuations-in-part, reexaminations thereof, renewals, substitutions and extensions (“Patents”), (c) trademarks, trademark applications, service marks, brand names, service names, certification marks, trade dress, slogans, symbols, logos, trade names and corporate names, together with the goodwill associated therewith, domain names, website addresses, Uniform Resource Locators, and social media accounts (whether registered or unregistered) (“Trademarks”), (d) published and unpublished works of authorship, whether copyrightable or not (including software and related algorithms and websites), copyrights, moral rights and rights equivalent thereto, including the rights of attribution, assignation and integrity (whether registered or unregistered) (“Copyrights”), (e) all know-how, trade secrets and confidential business, financial and technical information including, but not limited to, confidential ideas, concepts, creations, ideas, technology, designs, formulae, specifications, research and development information, technical data, customer lists, supplier lists, pricing and cost information, business and marketing plans, manufacturing and other processes, methods, techniques, and procedures (“Know-How”), (f) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world, and (g) all applications to register, registrations and renewals, substitutions or extensions of the foregoing.

“Law” means any law, statute, code, directive, guideline, order, rule, regulation or other requirement that is legally binding enacted by any Governmental Body.

“Liability” means with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

“Major Shareholder” means Mr. Ben Zion Katz.

“Material Adverse Effect” means any event, circumstance, change, or effect that, individually, or together with any other event, circumstance, change or effect, has or would reasonably likely be expected to have a material adverse effect on (a) the assets, liabilities, results of operations or the financial condition of the Business, taken as a whole or (b) the ability to consummate the transactions due to unforeseeable objective reasons; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or will be, a Material Adverse Effect: any change, event, circumstance or effect that results from, changes, events, circumstances or effects affecting (whether directly or indirectly), general economic conditions or financial credit in general, or changes affecting the industry in which the Business operates, including changes attributed to changes in the applicable laws (in each case, which changes, events, circumstances or effects do not disproportionately affect the Business).

38

“Person” means an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or a Governmental Body.

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Related Person” means (i) with respect to an individual: (a) each other member of such individual’s Family; (b) any Affiliate of such individual or any one or more members of such individual’s Family; and (c) any Person with respect to which one or more members of such individual’s Family serves as a director, officer, partner, executor or trustee (or in a similar capacity) and (ii) with respect to a specified Person other than an individual: (a) any Affiliate of such specified Person; (b) each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity); and (c) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity). For purposes of this definition “Family” of an individual includes (i) the individual, (ii) the individual’s spouse, (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree and (iv) any other natural person who resides with such individual.

“Tangible Property” means all machinery, equipment (including all production equipment), installations, fixtures, tools, furniture, office equipment, hardware, supplies, materials, spare parts, product lines, fixed assets vehicles and other items of tangible personal property (other than Inventory) of every kind owned or leased by Seller (wherever located and whether or not carried on Seller’s books), together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto.

“Transaction Documents” means this Agreement, all Schedules, Exhibits and other attachments to this Agreement, all certificates delivered pursuant this Agreement, any transfer instrument delivered pursuant to this Agreement, any other certificate, document, writing or instrument delivered pursuant to this Agreement.

“Transaction Expenses” means any Liability arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement and the transactions contemplated hereby, including fees and expenses of counsel, accountants, consultants, advisers and other representatives.

39